Prospectus Supplement filed pursuant to Rule 424(b)(3)

in connection with Registration Statement No. 333-213489

Aytu BioScience, Inc.

Prospectus Supplement No. 1 dated April 12, 2017

(to Prospectus dated April 4, 2017)

1,076,596 shares of common stock

This Prospectus Supplement No. 1 updates, amends, and supplements the information previously included in our prospectus dated April 4, 2017, which we refer to as our prospectus, relating to the offer for sale or other disposition of an aggregate of 1,076,596 shares of common stock, $0.0001 par value per share, of Aytu BioScience, Inc., issued and issuable to Lincoln Park Capital Fund, LLC, the selling shareholder named in the prospectus.

Disposition of Primsol Asset

On March 31, 2017, we entered into and closed on an Asset Purchase Agreement with Allegis Holdings, LLC (the “Purchaser”). Pursuant to the agreement, we sold to the Purchaser all of our assets related to our product known as Primsol® (trimethoprim solution), including certain intellectual property and contracts, inventory, work in process and all marketing assets and materials related solely to Primsol (together, the “Primsol Asset”). We retain any liability associated with the Primsol Asset that occurred prior to the closing. The Purchaser paid us $1,750,000 at the closing for the Primsol Asset.

The agreement contains customary representations and warranties and covenants by each party. The agreement contains customary indemnification provisions by each party, including, subject to certain limitations, the indemnification by each party for any losses arising out of any breach of the other party’s representations or warranties or any breach or failure to perform any of its covenants under the agreement, as well as any liabilities related to the Primsol Asset prior to the closing (as to the Purchaser) and after the closing (as to us).

The agreement also provides that for a period of 24 months after the closing we will not directly or indirectly sell, market, promote, advertise or distribute anywhere in the world any liquid urinary tract anti-infective pharmaceutical or treatment product containing trimethoprim.

We have evaluated this transaction and concluded that it is not significant to our business.

* * * * *

This Prospectus Supplement No. 1 is not complete without, and may not be delivered or used except in connection with, our prospectus, including all amendments and supplements thereto.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of the original prospectus.

Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

The date of this Prospectus Supplement No. 1 is April 12, 2017.